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Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION
CONTACT:	Les Brown Senior Vice President, Finance and Chief Financial Officer (435) 655-6106

NUTRACEUTICAL REPORTS FISCAL SALES AND INCOME

        PARK CITY, Utah, Dec 3/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ: NUTR) today reported results for the fiscal 2004 fourth quarter and year ended September 30, 2004.

        Net sales for the fiscal 2004 fourth quarter were $36.1 million compared to $35.3 million for the same quarter of fiscal 2003. For the fourth quarter, net income was $3.3 million, or $0.28 diluted earnings per share, compared to $3.3 million, or $0.29 diluted earnings per share, for the same quarter of fiscal 2003.

        Net sales for the fiscal year ended September 30, 2004 were $140.8 million compared to $124.5 million for fiscal 2003. During fiscal 2004, net income was $13.5 million, or $1.15 diluted earnings per share, compared to $12.7 million, or $1.09 diluted earnings per share, during fiscal 2003.

        Operating cash flow was approximately $21.5 million in fiscal 2004 and was used for, among other things, acquisitions of $9.7 million, stock repurchases of $3.2 million and debt repayment of $6.0 million.

        Bill Gay, chairman and chief executive officer, commented, "In September, Nutraceutical concluded its 11th successful year as a nutritional supplement business consolidator and marketer of quality branded products sold to health and natural food stores throughout the world. Our results include both positive contributions from the May 2004 acquisition of Natural Balance, as well as continuing contributions from the June 2003 acquisitions of Nature's Life and Arizona Health Foods. We continue to strengthen our relationships with customers in the Healthy Foods Channel through our ongoing focus on product innovation, quality and service. We are committed to long-term enhanced profitability through internal revenue growth and acquisitions. We will continue managing our controllable expense structure and implement technological improvements to offset less controllable expenses such as shipping, insurance, legal and corporate governance costs, which increased significantly during fiscal 2004."

        Mr. Gay continued, "As we move forward into fiscal 2005 and beyond, our ongoing strategy continues to be increasing market share in domestic health and natural food stores, capitalizing on international growth opportunities and expanding into other strong-margin natural product channels. Acquisitions are an essential part of our strategy, and we seek to consummate accretive acquisitions. Operational synergies from an acquisition, if achieved, typically take between six months and two years. We believe that Nutraceutical's positive cash flows, strong balance sheet and current banking relationships give us the financial flexibility to make disciplined acquisition decisions. The timing of acquisitions is generally determined both by availability and by our internal assessment of fit to our core business strategy. We tend to be patient and selective. Acquisitions as a part of our future growth strategy are important to complement projected growth rates in the Healthy Foods Channel, which are currently in the low single-digit range. We appreciate our customers, employees and stockholders and remain optimistic about the long-term opportunities for our company and industry."

ABOUT NUTRACEUTICAL

        Nutraceutical is an integrated marketer, distributor, retailer and manufacturer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores. Internationally, Nutraceutical sells its branded products to and through health and natural product distributors and retailers. Nutraceutical's core business strategy is to acquire, integrate and operate, from beginning to end, the marketing, distribution, retailing and manufacturing operations of businesses in the natural products industry. Nutraceutical believes that the consolidation and integration of acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

        Nutraceutical sells its branded products under the trademarks Solaray®, KAL®, Nature's Life®, Natural Balance®, NaturalMax®, VegLife®, Premier One®, Sunny Green®, Natural Sport®, FunFresh Foods™, ActiPet®, Action Labs®, Thompson®, Montana Big Sky™ and Body Gold®. Nutraceutical also sells branded bulk products and custom blends under the trademark Monarch Nutritional Laboratories™. Under the name Woodland Publishing™, Nutraceutical publishes, prints and markets a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores. Nutraceutical's neighborhood natural food markets operate under the trade names The Real Food Company™, Thom's Natural Foods™ and Cornucopia Natural Market™ and its health food stores operate under the trade names Arizona Health Foods™ and Granola's™. Nutraceutical also distributes the branded products of certain third parties.

        Nutraceutical manufactures and/or distributes one of the broadest branded product lines in the industry with over 3,000 SKUs, including over 650 SKUs exclusively sold internationally. Nutraceutical believes that as a result of its emphasis on innovation, quality, loyalty, education and customer service, Nutraceutical's brands are widely recognized in health and natural food stores and among their customers.

        The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "may," "will," "should," "believes," "anticipates," "plans," "expects," "intends," "estimates" and similar expressions or the negative thereof, or variations thereon, or similarly, discussions of strategy, although believed to be reasonable, are intended to identify forward-looking statements, although not all forward-looking statements contain these words or discussions. There are a number of important factors that could cause actual events or Nutraceutical's actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, (i) changing domestic and international market and political conditions; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest, or disruption of mail service; (iii) slow or negative growth in the nutritional supplement industry; (iv) changes in laws and regulations, including adverse federal, state or foreign legislation or regulation or adverse determinations or actions by regulators; (v) import/export controls with respect to products sold into or purchased from foreign countries, as well as other restrictions on the purchase or sale of Nutraceutical's products to or from such countries; (vi) unavailability of or interruption in the supply of utilities, including electricity and telecommunications; (vii) increased product competition; (viii) adverse publicity regarding nutritional supplements (ix) increased costs, including raw material and labor costs, as well as increases in the costs of borrowing (or the unavailability of adequate credit); (x) inability of Nutraceutical to gain and/or hold market share of its health and natural food store customers and bulk branded products customers; (xi) loss or retirement of key members of management; (xii) inability of Nutraceutical to successfully implement its business strategy or plan or otherwise manage growth, including Nutraceutical's ability to locate and consummate advantageous acquisitions, or otherwise integrate or profitably manage acquired operations, including the ability to retain customers of existing and acquired operations; (xiii) product development efforts and consumer acceptance of Nutraceutical's products; (xiv) adequacy and availability of insurance coverage, and any losses or damages sustained by the Company not covered by insurance; (xv) availability and price of raw materials, including increased costs; (xvi) Nutraceutical's ability to manufacture its products efficiently; (xvii) the mix of Nutraceutical's products and their related profit margins; (xviii) dependence on distributors and customers; (xix) sales and earnings volatility; (xx) absence of clinical trials for many of Nutraceutical's products; (xxi) exposure to and expense of prosecuting, defending and/or resolving and defending claims or litigation, including but not limited to product liability claims, class action suits, stockholder derivative suits, employment or labor related suits or investigations, patent or trademark infringement suits and other litigation which may arise from time to time; (xxii) inability of the Company's retail stores to attain or maintain profitability; (xxiii) other factors discussed in Nutraceutical's filings with the Securities and Exchange Commission or referenced in its press releases, and (xxiv) other factors beyond Nutraceutical's control.

        In addition, any forward-looking statements represent Nutraceutical's estimates only as of the day of this press release and should not be relied upon as representing Nutraceutical's estimates as of any subsequent date. No assurance can be given that the future results covered by such forward-looking statements will be achieved and readers are cautioned not to place undue reliance on forward-looking statements or historical results of Nutraceutical. While Nutraceutical may elect to update forward-looking statements at some point in the future, Nutraceutical specifically disclaims any obligation to do so. For further details and a discussion of these risks and uncertainties, see Nutraceutical's SEC filings, which are updated from time to time, copies of which are available upon request from Nutraceutical at 435-655-6106.

© 2004 Nutraceutical Corporation. All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; dollars in thousands)

	September 30, 2004	September 30, 2003
Assets
Current assets, net	$41,249	$35,994
Property, plant and equipment, net	22,657	21,148
Goodwill	14,108	10,083
Other non-current assets, net	15,373	14,558

	$93,387	$81,783

Liabilities and Stockholders' Equity
Current liabilities	$14,794	$13,731
Long-term liabilities	6,994	12,950
Stockholders' equity	71,599	55,102

	$93,387	$81,783

NUTRACEUTICAL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2004	2003	2004	2003
Net sales	$36,141	$35,336	$140,755	$124,513
Cost of sales	16,994	17,439	66,779	60,407

Gross profit	19,147	17,897	73,976	64,106
Operating expenses
Selling, general and administrative	13,535	12,279	50,786	42,916
Amortization of intangible assets	93	94	374	133

Income from operations	5,519	5,524	22,816	21,057
Interest and other expense, net	160	170	810	627

Income before provision for income taxes	5,359	5,354	22,006	20,430
Provision for income taxes	2,063	2,034	8,472	7,763

Net income	$3,296	$3,320	$13,534	$12,667

Net income per common share
Basic	$0.29	$0.30	$1.19	$1.13
Diluted	0.28	0.29	1.15	1.09
Weighted average common shares outstanding
Basic	11,564,613	11,182,765	11,359,734	11,179,964
Diluted	11,893,829	11,605,111	11,816,378	11,586,344

NUTRACEUTICAL INTERNATIONAL CORPORATION
EBITDA SCHEDULE
(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2004	2003	2004	2003
Net income	$3,296	$3,320	$13,534	$12,667
Provision for income taxes	2,063	2,034	8,472	7,763
Interest and other expense, net(1)	160	170	810	627
Depreciation and amortization	1,079	1,053	4,286	3,941

EBITDA	$6,598	$6,577	$27,102	$24,998

(1)
Includes amortization of deferred financing fees and losses associated with fixed asset disposals.

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NUTRACEUTICAL REPORTS FISCAL SALES AND INCOME